EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
MacDermid, Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-137253, 333-115971, 333-66944, 333-66946) on Form S-8 of MacDermid, Incorporated and subsidiaries of our report dated March 10, 2006 with respect to the consolidated balance sheets of MacDermid, Incorporated as of December 31, 2005, and the related consolidated statements of earnings and other comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 annual report on Form 10-K of MacDermid, Incorporated.

KPMG LLP

Denver, Colorado
February 20, 2007